Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

February 12, 2009

YRC Worldwide Finalizes Bank Amendment

•	Renews Asset-Backed Securitization Facility Early

•	Schedules Analyst Call for Friday, February 13, 2009

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) announced today that it has finalized an amendment (“the amendment”) with the company’s lenders of its credit facilities and renewed its asset-backed securitization (“ABS”) facility two months prior to maturity. Further details of the amendment will be provided on a call for shareholders and the investment community on Friday, February 13, 2009, beginning at 4:00pm ET, 3:00pm CT.

“We are pleased with the banks’ support of our strategic actions and their confidence in our ability to improve our financial position,” stated Tim Wicks, Executive Vice President and CFO of YRC Worldwide. “We feel good about the amendment that we reached and the flexibility it will provide us to help weather this economic recession. We look forward to discussing these flexibilities in our analyst call tomorrow.”

The call will be open to listeners through a live webcast via StreetEvents at streetevents.com and via the YRC Worldwide Internet site yrcw.com. An audio playback will also be available after the call via StreetEvents and the YRC Worldwide web sites. Amendment details will be filed in a Form 8K with the Securities and Exchange Commission on Friday, February 13, 2009.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, identified by the word “will”.

The company’s expectations regarding the flexibility the amendment will provide are only its expectations regarding this matter. The actual flexibility the amendment will provide will be affected by (among other things) the company’s actual future results, which could differ materially from those projected because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, Reimer Express, YRC Logistics, New Penn, Holland, Reddaway and Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 55,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com